Exhibit 23.2

Consent of Analysis, Research & Planning Corporation

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-152954-01, No. 333-88580, and No. 333-88580-01) and S-8 (No. 333-67257, No. 333-35229, No. 333-00829, No. 333-19445, No. 333-42133, No. 333-128260, No. 333-130047, No. 333-143716, No. 333-149396, No. 333-151607 and No. 333-149537) of Ingersoll-Rand Company Limited (the “Company”) of (i) the references to us in the form and context in which they appear in such registration statements, and (ii) the use of or reliance on the information contained in our report to the Company to assist the Company in setting forth an estimate of the Company’s total liability for pending and unasserted future asbestos-related claims in such registration statements.

February 27, 2009

Analysis, Research & Planning Corporation

By:	/s/ Thomas Vasquez
Name:	Thomas Vasquez, Ph.D
Title:	Vice President